Exhibit 99.1

Tree.com to Acquire SurePoint Lending

CHARLOTTE, NC (November 16, 2010) — Tree.com, Inc. (NASDAQ: TREE), the parent company of LendingTree, LLC,  today announced that its subsidiary, LendingTree Loans, has signed a definitive agreement to acquire assets of Louisville, KY-based SurePoint Lending, a DBA of First Residential Mortgage Network, Inc. The acquisition is expected to close in the first quarter of 2011, with terms subject to various closing conditions.

A LendingTree network lender for 11 years, SurePoint has originated more than $10 billion in closed loans since inception and was named the number one refinance lender on the LendingTree network in 2009. Headquartered in Louisville, SurePoint has nearly 500 employees, including more than 300 licensed loan officers, and operates branch locations in Nashville, TN, Tampa, FL, and Indianapolis, IN.

“SurePoint’s history on the LendingTree network and commitment to customer satisfaction make them exactly the right partner to help us scale and grow share at LendingTree Loans,” said Doug Lebda, Chairman and CEO of Tree.com.  “Saul and Jordan Pohn have done a great job building a profitable business and a talented team, and we’re thrilled to welcome them to the Tree.com family.  This acquisition is a key component of our aggressive growth strategy for LendingTree Loans, which also  includes expanding our team of loan officers headquartered in Irvine, CA, increasing our marketing spend, and continuing to invest in process and technology to meet both regulatory requirements and our customers’ needs.”

 “We’re excited to formally join LendingTree Loans and are confident this move will enable us to expand our lending footprint and grow share,” said Saul Pohn, principal and president of SurePoint Lending. “Our business has been built on a commitment to providing competitive rates and excellent customer service, and we look forward to leveraging the LendingTree brand and fulfilling on the LendingTree  mission of helping customers make smart loan decisions. “

Tree.com will pay SurePoint shareholders an aggregate purchase price of $6 million in cash and contingent consideration up to an aggregate additional $17 million pursuant to earn out provisions over the next three years. Tree.com was advised in the transaction by Petsky Prunier, LLC.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc., which does business as LendingTree Loans.  Our family of brands includes: LendingTree.com®, LendingTree Loans, GetSmart.com®, RealEstate.com®, DegreeTree.com, HealthTree.com, LendingTreeAutos.com, DoneRight.com, and InsuranceTree.com.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

About SurePoint Lending

SurePoint Lending, originally known as First Residential Mortgage Network, was founded in 1995 by Saul Pohn in Louisville, Kentucky. Saul and twin brother Jordan Pohn have grown the company into a full service residential mortgage provider licensed in 45 states and employing over 500 people. Headquartered in Louisville, Kentucky, SurePoint has production hubs in Nashville, TN, Indianapolis, IN and Tampa, FL.  Since inception, SurePoint has closed over $10 billion in loans and has been honored with the prestigious Better Business Bureau Torch Award for Marketplace Ethics and Integrity. SurePoint is also a 5-time winner of the Best Place to Work in the State of Kentucky.

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